Exhibit 5

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that the Statement on Schedule 13D, dated July 12, 2012 (the “Schedule 13D”), with respect to the common stock of P.F. Chang’s China Bistro, Inc. is, and any amendments thereto shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other party, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the dates written below.

CENTERBRIDGE CAPITAL PARTNERS II, L.P.

By:	Centerbridge Associates II, L.P.,
its general partner

By:	Centerbridge GP Investors II, LLC
its general partner

By:	/s/ Jason Mozingo
Name:	Jason Mozingo
Title:	Senior Managing Director and Authorized Signatory
Date:	July 12, 2012

WOK PARENT LLC

By:	/s/ Mark D. Mumford
Name:	Mark D. Mumford
Title:	Chief Financial Officer and Secretary
Date:	July 12, 2012

WOK HOLDINGS INC.

By:	/s/ Mark D. Mumford
Name:	Mark D. Mumford
Title:	Chief Financial Officer and Secretary
Date:	July 12, 2012

CENTERBRIDGE ASSOCIATES II, L.P.

By:	Centerbridge GP Investors II, LLC
its general partner

By:	/s/ Jason Mozingo
Name:	Jason Mozingo
Title:	Senior Managing Director and Authorized Signatory
Date:	July 12, 2012